Exhibit 10.114

July 15, 2009

Mr. Benjamin Palleiko

One Meadowland Drive

Hopkinton, MA 01748

Dear Ben:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer effective July 15, 2009. You will report to the CEO. In this role you will be the senior financial officer of the company, and will have responsibility for overseeing the development of strategic plans, budgets and financing programs for the company and its subsidiaries. You will be responsible for accounting and control, SEC reporting, and will coordinate external auditors. You will be a member of the senior management team at Ore and will be expected to attend Board of Directors' meetings, in the discretion of the CEO, as well as supporting the CEO in developing and communicating growth strategies to internal and external audiences. This is a critical role in the company as we transition Ore from an old-model biotech company into a new-model asset management and drug development enterprise.

In accordance with our Ore Compensation Plan (the "Plan") a Senior Vice President is an Ore job level M19. Your starting salary shall be $215,000 per annum paid semi-monthly. Your salary will be reviewed in December of each year and may be adjusted in accordance with your performance and other conditions. Such adjustment (if any) will be implemented in January of the following year. In addition, all Ore employee salaries will be reviewed once the company concludes a business transaction which generates a significant positive cash inflow for the company. Such adjustment shall be solely at the discretion of the Compensation Committee of the Board of Directors, in consultation with the CEO, although we currently anticipate that your salary following any such adjustment will be not less than $295,000 per year.

Subject to the Ore Pharmaceuticals 1997 Equity Incentive Plan (the ”Equity Plan”), you are to be granted thereunder in connection with your employment an option to purchase 115,000 shares of Common Stock, exercisable at the fair market value on the date of your employment, and vesting as follows:  28,750 shares shall vest on July 15, 2010, and of the remaining 86,250 option shares, 1/24th of the shares shall vest on July 31, 2010 and at the end of each full month thereafter so that the option shall be fully vested as of June 30, 2012.

In addition, you will be awarded in connection with your employment, under the Equity Plan as well, an option for an additional 125,000 shares of Common Stock (the "Bonus Options"), exercisable at the fair market value on the date of your employment and vesting in full upon the Company’s, directly or indirectly through an entity in which the Company retains a significant economic interest, consummating one or more related debt or equity capital raising transactions as a result of which the Company or such related entity shall have received at least $10 million in net working capital proceeds, all as determined by and in the sole discretion of the Company’s Board of Directors (a “Financing”), provided that such Financing occurs by July 15, 2011.

You also will be eligible to participate in the Ore Pharmaceutical Incentive Compensation Plan at such time as the Board of Directors approves performance targets under the plan. That plan is a performance-based program that annually awards cash and stock to participants based on their performance against an agreed upon set of specific goals. We will meet to agree upon those goals within one month of your hiring date. Your initial target cash bonus will be 40% of salary, calculated based upon your salary level at the end of any particular year and assuming you receive a performance rating of "Greatly Exceeds Expectations", and pro-rated for your employment term this year.  You also would be eligible to receive certain options based on performance.

Like all full-time employees you are eligible to participate in the Ore benefits programs, This plan includes among other things health and dental benefits, a 401k plan, life insurance, and vacation. It is understood that your eligibility for health and dental benefits will commence on September 1, 2009, unless otherwise agreed or required by law.

As a condition of employment all Ore personnel are required to sign the company's standard Employee Confidentiality, Assignment of Inventions and Noncompetition Agreement. A copy of the standard agreement is attached for your information.

You understand that you are an "at will" employee. Either party may terminate your employment at any time.

Please indicate your acceptance of this offer by signing in the space below.

Welcome to Ore.

Sincerely,

/s/ Mark J. Gabrielson
Mark J. Gabrielson
CEO

Accepted and Agreed:

/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
7/15/09
Date